Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

RAPHAEL PHARMACEUTICAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(a)	1,632,393	$2.70	$4,407,461.10	$0.0000927	$408.57
Fees Previously Paid	-	-	-	-	-	-	-	-

	Total Offering Amounts					$4,407,461.10		$408.57
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$408.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Common Stock registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Represents shares of Common Stock purchased in private placements which had multiple closings between June 2021 and May 2022.
(3)	There is no active current public market for the securities. Therefore, the registrant believes that it is impossible to estimate the filing fee in accordance with Rule 457(c) under the Securities Act. As such, for purposes of calculating the registration fee under Rule 457(a), the registrant has valued the Common Stock to be offered and sold by the selling stockholders from time to time and until such time, if ever, that the registrant’s Common Stock is quoted on the OTCQB or another existing market at a fixed price of $2.70 per share, based upon a registrant valuation of $25 million, and thereafter at prevailing market prices or privately negotiated prices.